Exhibit (d)(i)(a)

AMENDMENT TO INVESTMENT ADVISORY AND MANAGEMENT

AGREEMENT

This AMENDMENT TO INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT is dated as of December 10, 2007, by and among SUNAMERICA FOCUSED SERIES, INC., a Maryland corporation (the “Corporation”) and AIG SUNAMERICA ASSET MANAGEMENT CORP., a Delaware Corporation (the “Adviser”).

W I T N E S S E T H:

WHEREAS, the Corporation and the Adviser are parties to an Investment Advisory and Management Agreement dated January 1, 1999, as amended, pursuant to which the Adviser furnishes investment management, advisory and administrative services to the various series of the Corporation, including the Focused Technology Portfolio (the “Technology Portfolio”).

WHEREAS, in light of certain changes in the management and policies of the Technology Portfolio that were approved by the Board of Directors (“Board”) of the Corporation at a meeting of the Board held on December 10, 2007, the Adviser has agreed to reduce the fees payable to it under the Investment Advisory and Management Agreement with respect to the Technology Portfolio, in the amount set forth herein.

WHEREAS, the Board of Directors of the Corporation has approved this Amendment to Investment Advisory and Management Agreement and it is not required to be approved by the shareholders of the Technology Portfolio.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	Schedule A of the Investment Advisory and Management Agreement is hereby amended to reflect a reduction in the compensation payable to the Adviser thereunder with respect to the Technology Portfolio from an annual rate of 1.25% of average daily net assets to an annual rate of 1.00% of average daily net assets. A copy of the revised Schedule A is attached hereto as Appendix A.

2.	The effective date of this Amendment to Investment Advisory and Management Agreement is February 1, 2008.

3.	The Investment Advisory and Management Agreement, as expressly amended hereto, shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

SUNAMERICA FOCUSED SERIES, INC.

By:
Name:	John Genoy
Title:	President

AIG SUNAMERICA ASSET MANAGEMENT CORP.

By:
Name:	Peter A. Harbeck
Title:	President & CEO

Appendix A

SCHEDULE A

PORTFOLIO	FEE RATE (as a % of average daily net asset value)
Focused Growth Portfolio	1.00% net assets
Focused Large-Cap Value Portfolio	1.00% net assets
Focused Small-Cap Value Portfolio	1.00% net assets
Focused Large-Cap Growth Portfolio	.85% net assets
Focused Growth and Income Portfolio	1.00% net assets
Focused Value Portfolio	1.00% net assets
Focused Technology Portfolio	1.00% net assets[1]
Focused Small-Cap Growth Portfolio	1.00% net assets
Focused International Equity Portfolio	1.25% net assets
Focused Balanced Strategy Portfolio	0.10% net assets
Focused Fixed Income and Equity Strategy Portfolio	0.10% net assets
Focused Equity Strategy Portfolio	0.10% net assets
Focused Fixed Income Strategy Portfolio	0.10% net assets
Focused Multi-Asset Strategy Portfolio	0.10% net assets
Focused Dividend Strategy Portfolio	0.35% of net assets
Focused Mid-Cap Growth Portfolio	1.00% net assets
Focused Mid-Cap Value Portfolio	1.00% net assets
Focused StarALPHA Portfolio	1.00% net assets

AIG SunAmerica Asset Management Corp.

By:
Name:	Peter A. Harbeck
Title:	President and CEO

SunAmerica Focused Series, Inc.

By:
Name:
Title:	President

Revised: March 6, 2007, to reflect the addition of Focused StarALPHA Portfolio, and December 10, 2007, to reflect the reduction in fee rate for the Focused Technology Portfolio.

[1]	The fee rate for the Focused Technology Portfolio is 1.25% until February 1, 2008, at which time the fee is reduced to 1.00% as reflected in the above Schedule.